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                                                                    EXHIBIT 10.8

January 9, 1995

Amy C. MacF. Burbott
President and Chief Executive Officer
GeoWaste Incorporated
5 Woodholm Road
Manchester-by-the-Sea, MA  01944

Re:  Employment Agreement

Amy:

Pursuant to Section IX.A. of your employment agreement dated August 1, 1991 ("Agreement"), this letter will confirm our agreement to amend Section II.B of that Agreement to provide for payment of the severance payment described in that section within sixty (60) days of the date you exercise your stock options without regard to when you terminate your employment with GeoWaste.

Accordingly, Section II.B is hereby amended to read as follows:

         "B. Severance Payment. In the event that the Executive's employment hereunder terminates, with or without Cause (as hereafter defined), the Company shall be obligated to make a severance payment to the executive, in cash, equal to the product of (A) $.50 and (B) the number of shares of common stock of the Company purchased by the Executive pursuant to options during the Employment Term or after the end of the Employment Term if the option so permits. Such payment shall be made by the Company within sixty (60) days after the date of such exercise. The Company's obligation to make such payment shall be absolute and unconditional and shall not be affected by any other provision of this Agreement. In the event the Executive determines that she is liable for any excise tax pursuant to Section 4999 of the Internal revenue Code of 1986, as amended, in connection with any payments made by the Company to the Executive herunder, she shall notify the Company and shall be entitled to a payment pursuant to this
         Section II.B. the payment pursuant to this Section shall be equal to the amount necessary to compensate Executive for the excise tax payable by Executive with respect to any payments made to her by the Company including any payments under this Section II.B."

Except as expressly amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.
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Furthermore, this letter will confirm our understanding that if your employment is terminated as a result of the expiration of the Agreement on January 31, 1995, the stock option granted to you under the Non-Qualified Stock Option Agreement dated August 1, 1991 will expire on June 28, 2001, unless exercised earlier. However, nothing in this letter is intended to modify the Non-Qualified Stock Option Agreement.

Assuming the foregoing accurately reflects our understanding and agreement, please evidence the same by affixing your signature on the line provided below.

Sincerely,

GEOWASTE INCORPORATED


/s/ Harve A. Ferrill
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Harve A. Ferrill
Chairman of the Board


I hereby covenant and agree that I have read and fully understand the contents and the effect of this letter. I warrant and agree that I have had a reasonable opportunity and been advised to seek the advise of an attorney as to such content and effect. I accept each and all of the terms, provisions and conditions of this letter, and do so voluntarily and with full knowledge and understanding of the contents, nature and effect of this letter.



/s/ Amy C. MacF. Burbott
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Amy C. MacF. Burbott

Date:  January  13, 1995